UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*



                            Magna Entertainment Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        Class A Subordinate Voting Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    559211107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 14, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)
[X]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP NO.  559211107
--------------------------------------------------------------------------------
    1)  NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON (ENTITIES ONLY)

        Ladbroke Racing Corporation

--------------------------------------------------------------------------------
    2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
        (a) [ ]
           ---------------------------------------------------------------------
        (b) [ ]
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

    3)  SEC USE ONLY
                    ------------------------------------------------------------
--------------------------------------------------------------------------------

    4)  CITIZENSHIP OR PLACE OF ORGANIZATION           Delaware
--------------------------------------------------------------------------------
                               (5)  SOLE VOTING POWER           Not applicable
NUMBER OF SHARES               -------------------------------------------------
BENEFICIALLY                   (6)  SHARED VOTING POWER         1,012,195
OWNED BY EACH                  -------------------------------------------------
REPORTING PERSON               (7)  SOLE DISPOSITIVE POWER      Not applicable
WITH                           -------------------------------------------------
                               (8)  SHARED DISPOSITIVE POWER    1,012,195

--------------------------------------------------------------------------------
    9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  1,012,195
--------------------------------------------------------------------------------
    10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  [ ]
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)          7.15%
--------------------------------------------------------------------------------
    12)  TYPE OF REPORTING PERSON*                             CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO.  559211107
--------------------------------------------------------------------------------
    1)  NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON (ENTITIES ONLY)

        Ladstock Holding Corporation
--------------------------------------------------------------------------------
    2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
        (a) [ ]
           ---------------------------------------------------------------------
        (b) [ ]
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

    3)  SEC USE ONLY
                    ------------------------------------------------------------
--------------------------------------------------------------------------------

    4)  CITIZENSHIP OR PLACE OF ORGANIZATION           Delaware
--------------------------------------------------------------------------------
                               (5)  SOLE VOTING POWER           Not applicable
NUMBER OF SHARES               -------------------------------------------------
BENEFICIALLY                   (6)  SHARED VOTING POWER         1,012,195
OWNED BY EACH                  -------------------------------------------------
REPORTING PERSON               (7)  SOLE DISPOSITIVE POWER      Not applicable
WITH                           -------------------------------------------------
                               (8)  SHARED DISPOSITIVE POWER    1,012,195

--------------------------------------------------------------------------------
    9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  1,012,195
--------------------------------------------------------------------------------
    10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  [ ]
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)          7.15%
--------------------------------------------------------------------------------
    12)  TYPE OF REPORTING PERSON*                             CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO.  559211107
--------------------------------------------------------------------------------
    1)  NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON (ENTITIES ONLY)

        Ladstock Second Corporation
--------------------------------------------------------------------------------
    2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
        (a) [ ]
           ---------------------------------------------------------------------
        (b) [ ]
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

    3)  SEC USE ONLY
                    ------------------------------------------------------------
--------------------------------------------------------------------------------

    4)  CITIZENSHIP OR PLACE OF ORGANIZATION           Delaware
--------------------------------------------------------------------------------
                               (5)  SOLE VOTING POWER           Not applicable
NUMBER OF SHARES               -------------------------------------------------
BENEFICIALLY                   (6)  SHARED VOTING POWER         1,012,195
OWNED BY EACH                  -------------------------------------------------
REPORTING PERSON               (7)  SOLE DISPOSITIVE POWER      Not applicable
WITH                           -------------------------------------------------
                               (8)  SHARED DISPOSITIVE POWER    1,012,195

--------------------------------------------------------------------------------
    9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  1,012,195
--------------------------------------------------------------------------------
    10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  [ ]
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)          7.15%
--------------------------------------------------------------------------------
    12)  TYPE OF REPORTING PERSON*                             CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO.  559211107
--------------------------------------------------------------------------------
    1)  NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON (ENTITIES ONLY)

        Ladstock First Corporation
--------------------------------------------------------------------------------
    2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
        (a) [ ]
           ---------------------------------------------------------------------
        (b) [ ]
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

    3)  SEC USE ONLY
                    ------------------------------------------------------------
--------------------------------------------------------------------------------

    4)  CITIZENSHIP OR PLACE OF ORGANIZATION           Delaware
--------------------------------------------------------------------------------
                               (5)  SOLE VOTING POWER           Not applicable
NUMBER OF SHARES               -------------------------------------------------
BENEFICIALLY                   (6)  SHARED VOTING POWER         1,012,195
OWNED BY EACH                  -------------------------------------------------
REPORTING PERSON               (7)  SOLE DISPOSITIVE POWER      Not applicable
WITH                           -------------------------------------------------
                               (8)  SHARED DISPOSITIVE POWER    1,012,195

--------------------------------------------------------------------------------
    9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  1,012,195
--------------------------------------------------------------------------------
    10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  [ ]
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)          7.15%
--------------------------------------------------------------------------------
    12)  TYPE OF REPORTING PERSON*                             CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO.  559211107
--------------------------------------------------------------------------------
    1)  NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON (ENTITIES ONLY)

        Ladbroke Hotels USA Corporation
--------------------------------------------------------------------------------
    2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
        (a) [ ]
           ---------------------------------------------------------------------
        (b) [ ]
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

    3)  SEC USE ONLY
                    ------------------------------------------------------------
--------------------------------------------------------------------------------

    4)  CITIZENSHIP OR PLACE OF ORGANIZATION           Delaware
--------------------------------------------------------------------------------
                               (5)  SOLE VOTING POWER           Not applicable
NUMBER OF SHARES               -------------------------------------------------
BENEFICIALLY                   (6)  SHARED VOTING POWER         1,012,195
OWNED BY EACH                  -------------------------------------------------
REPORTING PERSON               (7)  SOLE DISPOSITIVE POWER      Not applicable
WITH                           -------------------------------------------------
                               (8)  SHARED DISPOSITIVE POWER    1,012,195

--------------------------------------------------------------------------------
    9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  1,012,195
--------------------------------------------------------------------------------
    10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  [ ]
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)          7.15%
--------------------------------------------------------------------------------
    12)  TYPE OF REPORTING PERSON*                             CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO.  559211107
--------------------------------------------------------------------------------
    1)  NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON (ENTITIES ONLY)

        Hilton Group plc
--------------------------------------------------------------------------------
    2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
        (a) [ ]
           ---------------------------------------------------------------------
        (b) [ ]
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

    3)  SEC USE ONLY
                    ------------------------------------------------------------
--------------------------------------------------------------------------------

    4)  CITIZENSHIP OR PLACE OF ORGANIZATION           United Kingdom
--------------------------------------------------------------------------------
                               (5)  SOLE VOTING POWER           Not applicable
NUMBER OF SHARES               -------------------------------------------------
BENEFICIALLY                   (6)  SHARED VOTING POWER         1,012,195
OWNED BY EACH                  -------------------------------------------------
REPORTING PERSON               (7)  SOLE DISPOSITIVE POWER      Not applicable
WITH                           -------------------------------------------------
                               (8)  SHARED DISPOSITIVE POWER    1,012,195

--------------------------------------------------------------------------------
    9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  1,012,195
--------------------------------------------------------------------------------
    10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  [ ]
                           -----------------------------------------------------
--------------------------------------------------------------------------------
    11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)          7.15%
--------------------------------------------------------------------------------
    12)  TYPE OF REPORTING PERSON*                             CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
                                  ------------

Item 1 (a)                 Name of Issuer:

                           Magna Entertainment Corp.

Item 1 (b)                 Address of Issuer's Principal Executive Offices:

                           337 Magna Drive, Aurora, Ontario,
                           Canada L4G 7K1

Item 2 (a)                 Name of Person Filing:

                           (1) Ladbroke Racing Corporation
                           (2) Ladstock Holding Corporation
                           (3) Ladstock Second Corporation
                           (4) Ladstock First Corporation
                           (5) Ladbroke Hotels USA Corporation
                           (6) Hilton Group plc

Item 2 (b)                 Address of Principal Business Office:

                           The address of the principal business office of the person filing is:

                           (1) Ladbroke Racing Corporation
                               1311 East 19th Street
                               Cheyenne, WY 82001

                           (2) Hilton International Corporation
                               901 Ponce de Leon Blvd, Suite 700
                               Coral Gables, FL 33134

                           (3) Hilton International Corporation
                               901 Ponce de Leon Blvd, Suite 700
                               Coral Gables, FL 33134

                           (4) Hilton International Corporation
                               901 Ponce de Leon Blvd, Suite 700
                               Coral Gables, FL 33134

                           (5) Hilton International Corporation
                               901 Ponce de Leon Blvd, Suite 700
                               Coral Gables, FL 33134

                           (6) Maple Court, Central Park
                               Reeds Crescent, Watford
                               Hertfordshire WD1Z 1HZ England

Item 2 (c)                 Citizenship:

                           (1) The corporation is organized under the laws of
                               Delaware.
                           (2) The corporation is organized under the laws of
                               Delaware.
                           (3) The corporation is organized under the laws of
                               Delaware.
                           (4) The corporation is organized under the laws of
                               Delaware.
                           (5) The corporation is organized under the laws of
                               Delaware.
                           (6) The corporation is organized under the laws of
                               the United Kingdom.

Item 2 (d)                 Title of Class of Securities:

                           Class A Subordinate Voting Stock.

Item 2 (e)                 CUSIP Number:

                           559211107

Item 3                     Not applicable.

Item 4                     Ownership:

                           (a)     Amount Beneficially Owned:
                           (b)     Percent of Class:         7.15%
                           (c)     Number of Shares as to which such person has:

                                   (i)     Sole power to vote or to direct the
                                           vote: Not applicable.
                                   (ii)    Shared power to vote or to direct
                                           the vote: 1,012,195.
                                   (iii)   Sole power to dispose or to direct
                                           the disposition of: Not applicable.
                                   (iv)    Shared power to dispose or to direct
                                           the disposition of: 1,012,195.


Item 5                     Ownership of Five Percent or Less of a Class:

                           Not Applicable.

Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person:

                           Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                           Not applicable.

Item 8                     Identification and Classification of Members of the
                           Group:

                           Not Applicable.

Item 9                     Notice of Dissolution of Group:

                           Not Applicable.

Item 10                    Certification:

                           By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                               LADBROKE RACING
                                               CORPORATION

Dated:  December 26, 2000                           By: /s/ Paul Lierman
                                                       --------------------
                                                    Name:  Paul Lierman
                                                    Title: Assistant Treasurer

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                               LADBROKE HOLDING
                                               CORPORATION

Dated:  December 26, 2000                           By: /s/ Paul Lierman
                                                       --------------------
                                                    Name:  Paul Lierman
                                                    Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                   LADSTOCK SECOND CORPORATION

Dated:  December 26, 2000                               By: /s/ Paul Lierman
                                                           --------------------
                                                        Name:  Paul Lierman
                                                        Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   LADSTOCK FIRST CORPORATION

Dated:  December 26, 2000                               By: /s/ Paul Lierman
                                                           --------------------
                                                        Name:  Paul Lierman
                                                        Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                   LADBROKE HOTELS USA
                                                   CORPORATION

Dated:  December 26, 2000                               By: /s/ Paul Lierman
                                                           --------------------
                                                        Name:  Paul Lierman
                                                        Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   HILTON GROUP PLC

Dated:  December 26, 2000                               By: /s/ Michael Noble
                                                           --------------------
                                                        Name:  Michael Noble
                                                        Title: Company Secretary

                             JOINT FILING AGREEMENT


                  The undersigned hereby agree that the Statement on Schedule 13G, dated December 26, 2000, (the "Schedule 13G"), with respect to the Class A Subordinate Voting Stock, par value $.01 per share, of Magna Entertainment Corp. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(c) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 26 day of December, 2000.



                                             LADBROKE RACING CORPORATION



                                             By:  /s/ Paul Lierman
                                                  -----------------------------
                                                  Name:  Paul Lierman
                                                  Title: Assistant Treasurer

                                             LADSTOCK HOLDING CORPORATION



                                             By: /s/ Paul Lierman
                                                -------------------------------
                                                Name:  Paul Lierman
                                                Title: Vice President

                                             LADSTOCK SECOND CORPORATION



                                             By: /s/ Paul Lierman
                                                -------------------------------
                                                Name:  Paul Lierman
                                                Title: Vice President

                                             LADSTOCK FIRST CORPORATION



                                             By: /s/ Paul Lierman
                                                -------------------------------
                                                Name:  Paul Lierman
                                                Title: Vice President

                                             LADBROKE HOTELS USA CORPORATION



                                             By: /s/ Paul Lierman
                                                -------------------------------
                                                Name:  Paul Lierman
                                                Title: Vice President

                                             HILTON GROUP PLC



                                             By: /s/ Michael Noble
                                                -------------------------------
                                                Name:  Michael Noble
                                                Title: Company Secretary